                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    SCHOLASTIC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                                 -------------------------------
                                                          SCHOLASTIC CORPORATION
                                                                    555 Broadway
                                                                    New York, NY
                                                                      10012-3999

                                                                  (212) 343-6100

                             SCHOLASTIC CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO HOLDERS OF COMMON STOCK AND CLASS A STOCK:

The Annual Meeting of Stockholders of Scholastic Corporation (the "Company") will be held at the Company's corporate headquarters located at 555 Broadway, New York, New York on Wednesday, September 15, 1999 at 9:00 a.m., local time, for the following purposes:

MATTERS TO BE VOTED UPON BY HOLDERS OF THE CLASS A STOCK

      - Fixing at 13 the number of directors constituting the full Board of Directors until the next annual meeting of stockholders.

      - Electing ten directors of the Board of Directors.

      - Ratifying the appointment of Ernst & Young LLP as independent auditors.

      - Approving the Scholastic Corporation Executive Performance Incentive
        Plan.

MATTERS TO BE VOTED UPON BY HOLDERS OF THE COMMON STOCK

      - Electing three directors of the Board of Directors.

In addition to the foregoing purposes, such other business may be transacted as may properly come before the meeting and any adjournment thereof.

A proxy statement describing the matters to be considered at the Annual Meeting of Stockholders is attached to this notice. Only stockholders of record of the Common Stock and the Class A Stock at the close of business on August 5, 1999 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, WE URGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.

                                             By Order of the Board of Directors

                                                   [SIG]

                                             Charles B. Deull
                                             Senior Vice President and Secretary
                                             August 25, 1999

SCHOLASTIC LOGO

                             SCHOLASTIC CORPORATION
                                PROXY STATEMENT

                               TABLE OF CONTENTS

Solicitation of Proxies..........................................................          1

       General Information.......................................................          1

       Voting Securities of the Company..........................................          2

       Principal Holders of Class A Stock and Common Stock.......................          3

       Change of Control Arrangements............................................          5

       Compliance with Section 16(a) of the Exchange Act.........................          6

       Share Ownership of Management.............................................          7

Executive Compensation...........................................................          9

       Summary Compensation Table................................................          9

       Aggregated Option Exercises in Fiscal 1999
                and 1999 Fiscal Year-End Option Values...........................         10

       Pension Plan..............................................................         10

       The Human Resources and Compensation
                Committee's Report on Executive Compensation.....................         12

       Stock Price Performance Graph.............................................         15

MATTERS SUBMITTED TO STOCKHOLDERS................................................         16

Election of Directors and Related Matters........................................         16

-  Setting the Number of Directors...............................................         16

-  Election of Directors.........................................................         16

       Nominees for Election by Holders of the Class A Stock.....................         17

       Nominees for Election by Holders of the Common Stock......................         17

       Meetings of the Board of Directors and Its Committees.....................         20

       Director Compensation.....................................................         22

       Certain Transactions and Certain Relationships............................         23

Ratification of the Selection of the Independent Auditors........................         24

Directors' Proposal to Approve and Adopt the Scholastic
         Corporation Executive Performance Incentive Plan........................         24

Stockholder Proposals for 2000 Annual Meeting....................................         27

Other Matters....................................................................         28

Appendix I: Scholastic Corporation Executive Performance Incentive Plan..........        A-1

                             SCHOLASTIC CORPORATION

                                  555 BROADWAY
                            NEW YORK, NEW YORK 10012

                             ---------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 15, 1999

                             ---------------------

                            SOLICITATION OF PROXIES

GENERAL INFORMATION

       This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Scholastic Corporation, a Delaware corporation (the "Company"), to be voted at its Annual Meeting of Stockholders (the "Annual Meeting") which will be held at 555 Broadway, New York, New York at 9:00 a.m., local time, on Wednesday, September 15, 1999, and at any adjournments thereof.

       Shares represented by each proxy properly executed and returned will be voted unless revoked. A stockholder may revoke a proxy at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Any written notice revoking a proxy should be sent to the attention of Charles B. Deull, Senior Vice President and Secretary, Scholastic Corporation, 555 Broadway, New York, New York 10012.

       This proxy statement and the accompanying form of proxy, together with the Company's 1999 Annual Report to Stockholders, are being mailed to stockholders on or about August 25, 1999.

       If a stockholder is the beneficial owner of the Company's Common Stock under the Scholastic Inc. 401(k) Savings and Retirement Plan, a direction and proxy will be delivered to Putnam Fiduciary Trust Company, as trustee, in connection with the shares beneficially owned by such stockholder and held by the trustee. The trustee will vote the Common Stock in accordance with the directions received from the beneficial owners.

       The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited by officers, directors and employees of the Company in person or by telephone, telegraph or facsimile. The Company has retained ChaseMellon Shareholder Services to assist in the solicitation of proxies for a fee estimated at $4,500 plus reasonable expenses. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to principals.

VOTING SECURITIES OF THE COMPANY

       Only holders of record of the Company's Common Stock, $.01 par value ("Common Stock"), and Class A Stock, $.01 par value ("Class A Stock"), at the close of business on August 5, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, there were outstanding 15,669,892 shares of Common Stock and 828,100 shares of Class A Stock.

       The Amended and Restated Certificate of Incorporation of the Company (the "Certificate") provides that the holders of shares of Class A Stock, voting as a class, have the right (i) to fix the size of the Board of Directors so long as it does not consist of less than three nor more than 15 directors, (ii) to elect all the directors, subject to the right of the holders of shares of Common Stock, voting as a class, to elect such minimum number of the members of the Board of Directors as shall equal at least one-fifth of the members of the Board of Directors, and (iii) to exercise, exclusive of the holders of the shares of Common Stock, all other voting rights of stockholders of the Company. The Certificate also provides that, except as otherwise provided by statute, the voting rights of the holders of shares of Common Stock are limited to the right, voting as a class, to elect such minimum number of the members of the Board of Directors as shall equal at least one-fifth of the members of the Board of Directors.

       Each share of Common Stock and Class A Stock is entitled to one vote. No holders of either class of stock have cumulative voting rights. At the Annual Meeting, holders of the Common Stock will vote on the election of three directors to the Board of Directors. All other proposals set forth in the notice attached to this proxy statement will be voted on by the holders of the Class A Stock.

       The vote required for approval of each of the proposals before the stockholders at the Annual Meeting is specified in the description of such proposal. Under the Company's Bylaws, for the purpose of determining whether a proposal has received the required vote, abstentions will not be considered as votes cast and will have no effect. Because none of the shares of Class A Stock are held by brokers, the effect of broker non-votes is not applicable.

PRINCIPAL HOLDERS OF CLASS A STOCK AND COMMON STOCK

       The following sets forth information regarding persons who, to the best of the Company's knowledge, beneficially owned five percent or more of any class of the Company's voting shares outstanding on August 5, 1999. Under the rules and regulations of the Securities and Exchange Commission (the "SEC"), a person who directly or indirectly has, or shares, voting power or investment power with respect to a security is considered a beneficial owner of such security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares.

                                                  CLASS A STOCK                          COMMON STOCK
                                           AMOUNT AND                             AMOUNT AND
                                            NATURE OF                              NATURE OF
        NAME AND ADDRESS OF                BENEFICIAL          PERCENT OF         BENEFICIAL          PERCENT OF
          BENEFICIAL OWNER                OWNERSHIP(1)           CLASS           OWNERSHIP(2)          CLASS(2)
Richard Robinson
c/o Scholastic Corporation
555 Broadway                                 828,100               100%            2,917,872(3)         17.4%
New York, NY 10012
Barbara Robinson Buckland
c/o Scholastic Corporation
555 Broadway                                 324,310              39.2%            1,436,995             9.0%
New York, NY 10012
Mary Sue Robinson Morrill
c/o Scholastic Corporation
555 Broadway                                 382,648              46.2%            1,736,734(4)         10.8%
New York, NY 10012
William W. Robinson
c/o Scholastic Corporation
555 Broadway                                 324,310              39.2%            1,366,805(5)          8.5%
New York, NY 10012
Trust under the Will of
  Maurice R. Robinson
c/o Scholastic Corporation
555 Broadway                                 324,310              39.2%            1,165,856             7.3%
New York, NY 10012
Trust under the Will of
  Florence L. Robinson
c/o Scholastic Corporation
555 Broadway                                  58,338               7.0%              233,338             1.5%
New York, NY 10012
Franklin Resources, Inc.
777 Mariners Island Boulevard                     --                 --              803,600(6)          5.1%
San Mateo, CA 94404
Lord, Abbett & Co.
767 Fifth Avenue                                  --                 --              814,071(7)          5.2%
New York, NY 10153
Massachusetts Financial Services
Company
500 Boylston Street                               --                 --            1,614,462(8)         10.3%
Boston, MA 02116
SF Advisory Corp.
SF Advisory Corp. II
591 Redwood Highway                               --                 --            1,124,000(9)          7.2%
Suite 3215
Mill Valley, CA 94941

--------------------------------------------------------------------------------

(1) Each of Richard Robinson, Barbara Robinson Buckland, Mary Sue Robinson Morrill, William W. Robinson and the Maurice R. Robinson Trust have filed Statements on Schedule 13G with the SEC (the "13G Filings") regarding their beneficial ownership of the Company's Common Stock. Richard Robinson, Chairman of the Board, President and Chief Executive Officer of the Company, and Barbara Robinson Buckland, Mary Sue Robinson Morrill and William W. Robinson, all of whom are siblings of Richard Robinson, are trustees of the Trust under the Will of Maurice R. Robinson (the "Maurice R. Robinson Trust"), with shared voting and investment power with respect to the shares owned by the Maurice R. Robinson Trust. Under the terms of the Maurice R. Robinson Trust, the vote of a majority of the trustees is required to vote or direct the disposition of the shares held by the Maurice R. Robinson Trust. In addition, Richard Robinson and Mary Sue Robinson Morrill are the co-trustees of the the Trust under the Will of Florence L. Robinson (the "Florence L. Robinson Trust"), with shared voting and investment power with respect to the shares owned by the Florence L. Robinson Trust. Any acts by the Florence L. Robinson Trust require the approval of each Trustee. Each such trust directly owns the shares attributed to it in the table and each person listed herein as a trustee of such trusts is deemed to be the beneficial owner of the shares directly owned by such trust. Based on the 13G filings and subsequent information made available to the Company, the aggregate beneficial ownership of the Class A Stock by the following persons is: Richard Robinson--445,452 shares (sole voting and investment power) and 382,648 shares (shared voting and investment power); Barbara Robinson Buckland--0 shares (sole voting and investment power) and 324,310 shares (shared voting and investment power); Mary Sue Robinson Morrill--0 shares (sole voting and investment power) and 382,648 shares (shared voting and investment power); William W. Robinson--0 shares (sole voting and investment power) and 324,310 shares (shared voting and investment power); Maurice R. Robinson Trust--324,310 shares (sole voting and investment power); and 58,338 (sole voting and investment power).

(2) The shares of Class A Stock are convertible at the option of the holder into shares of Common Stock at any time on a share-for-share basis. The number of shares of Common Stock and percentage of the outstanding shares of Common Stock for each beneficial owner of Class A Stock assumes the conversion of such holder's shares of Class A Stock. Based on the 13G filings and subsequent information made available to the Company, the aggregate beneficial ownership of the Company's Common Stock by the following holders is: Richard Robinson--1,439,514 shares (sole voting and investment power) and 1,478,358 shares (shared voting and investment power); Barbara Robinson Buckland--224,139 shares (sole voting and investment power) and 1,212,856 shares (shared voting and investment power); Mary Sue Robinson Morrill--0 shares (sole voting and investment power) and 1,736,734 shares (shared voting and investment power); William W. Robinson--196,949 shares (sole voting and investment power) and 1,169,856 shares (shared voting and investment power); Maurice R. Robinson Trust--1,165,856 (sole voting and investment power); and Florence L. Robinson Trust--233,338 (sole voting and investment power).

(3) Includes 828,100 shares of Common Stock issuable on conversion of the Class A Stock described in Note 2; 727,305 shares of Common Stock held directly by Richard Robinson; 257,076 shares of Common Stock under options exercisable by Mr. Robinson within 60 days; 9,681 shares of Common Stock with respect to which Mr. Robinson had voting rights at May 31, 1999 under the Scholastic Corporation 401(k) Savings and Retirement Plan (the "401(k) Plan"); 841,546 shares of Common Stock owned by the Maurice R. Robinson Trust; 175,000 shares of Common Stock owned by the Florence L. Robinson Trust; 3,797 shares of Common Stock for which Mr. Robinson is custodian under a separate custodial account for one of his sons; 820 shares of Common Stock owned directly by his sons; and 74,547 shares of Common Stock owned by the Richard Robinson and Helen Benham Charitable Fund. Does not include 142,591 of the shares of Common Stock beneficially owned by Helen V. Benham, an officer and director of the Company and the wife of Richard Robinson, as to which Mr. Robinson disclaims beneficial ownership.

(4) Does not include an aggregate of 168,698 shares of Common Stock held under Trusts for which Ms. Morrill's spouse and sister are trustees, as to which Ms. Morrill disclaims beneficial ownership.

(5) Does not include an aggregate of 42,364 shares of Common Stock held by William Robinson's spouse and 44,000 shares of Common Stock held under Trusts for which Mr. Robinson's spouse is a trustee, as to each of which Mr. Robinson disclaims beneficial ownership.

(6) Based on a Schedule 13G dated February 2, 1999 filed with the SEC on behalf of Franklin Resources, Inc., as a parent holding company for certain investment advisory subsidiaries, and by Charles B. Johnson and Rupert H. Johnson, Jr., as principal shareholders of such parent holding company. The shares reported are beneficially owned by one or more investment companies or other managed accounts advised by direct or indirect investment advisory subsidiaries of Franklin Resources, Inc., which subsidiaries have sole voting and investment power in respect of the shares owned by such accounts.

(7) Based on a Schedule 13G dated February 12, 1999 filed with the SEC.

(8) Based on a Schedule 13G dated June 15, 1999 filed with the SEC.

(9) Based on Amendment No. 2 to a Schedule 13D filed with the SEC on behalf of Main Street Partners, L.P. ("MSP"); MSP's sole general partner, MS Advisory Partners, L.P. ("MSAP"); San Francisco Partners II, L.P. ("SFP"); SFP's sole general partner, SF Advisory Partners, L.P. ("SFAP"); SF Advisory Corp. and SF Advisory Corp. II, the general partners of each of MSAP and SFAP; John H. Scully, the sole stockholder and director and chief executive officer of SF Advisory Corp.; and William E. Oberndorf, the sole stockholder and director and chief executive officer of SF Advisory Corp. II. Of such 1,124,000 shares, 916,900 shares represent the holdings of MSP, in respect of which MSP and MSAP have sole voting and investment power, and 207,100 shares represent the holdings of SFP, of which SFP and SFAP have sole voting and investment power. By virtue of their positions, SF Advisory Corp., SF Advisory Corp. II and Messrs. Scully and Oberndorf have shared voting and investment power in respect of the shares held by MSP and SFP. Such shares do not include an additional 267,500 shares in respect of which Mr. Oberndorf has sole voting and investment power.

CHANGE OF CONTROL ARRANGEMENTS

       Pursuant to an agreement dated July 23, 1990 between the Maurice R. Robinson Trust and Richard Robinson, the Maurice R. Robinson Trust has agreed that if it receives an offer from any person to purchase any or all of the shares of Class A Stock owned by the Maurice R. Robinson Trust and it desires to accept such offer, Richard Robinson shall have the right of first refusal to purchase all, but not less than all, of the shares of Class A Stock that such person has offered to purchase for the same price and on the same terms and conditions offered by such person. In the event Richard Robinson does not elect to exercise such option, the Maurice R. Robinson Trust shall be free to sell such shares of Class A Stock in accordance with the offer it has received. In addition, if Richard Robinson receives an offer from any person to purchase any or all of his shares of Class A Stock and the result of that sale would be to transfer to any person other than Richard Robinson or his heirs voting power sufficient to enable such other person to elect the majority of the Board of Directors, either alone or in concert with any person other than Richard Robinson, his heirs or the Maurice R. Robinson Trust (a "Control Offer"), and Mr. Robinson desires to accept the Control Offer, the Maurice R. Robinson Trust shall have the option to sell any or all of its shares of Class A Stock to the person making the Control Offer at the price and on the terms and conditions set forth in the Control Offer. If the Maurice R. Robinson Trust does not exercise its option, Mr. Robinson shall be free to accept the Control Offer and to sell the shares of Class A Stock in accordance with the terms of the Control Offer. If the Maurice R. Robinson Trust exercises its option, Mr. Robinson cannot accept the Control

Offer unless the person making the Control Offer purchases the shares of Class A Stock that the Maurice R. Robinson Trust has elected to sell.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

       Section 16(a) of the Exchange Act requires directors, executive officers and persons who are the beneficial owners of more than 10% of the Company's Common Stock to file reports of ownership with the SEC. Reporting persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the best of the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and other written representations that no other reports were required during the fiscal year ended May 31, 1999, the Company believes its directors, executive officers and greater than ten percent beneficial owners timely filed all required Section 16(a) reports, with the exception of a report on Form 4 filed after the due date with respect to a cashless execise of stock options by Ruth L. Otte, a report on Form 5 filed after the due date with respect to 1,100 shares gifted to a charity by Richard M. Spaulding and a report on Form 5 which shall be filed with respect to 1,279 shares gifted by Claudia Cohl.

SHARE OWNERSHIP OF MANAGEMENT

       On August 5, 1999, each director, director nominee and named executive officer reported under the caption "Executive Compensation," and all directors, director nominees and executive officers as a group, beneficially owned shares of the Company's Class A Stock and Common Stock as follows:

                                               CLASS A STOCK                             COMMON STOCK
                                       AMOUNT AND                               AMOUNT AND
                                        NATURE OF                                NATURE OF
                                       BENEFICIAL           PERCENT OF          BENEFICIAL          PERCENT OF
         NAME AND TITLE               OWNERSHIP(1)             CLASS           OWNERSHIP(1)            CLASS
DIRECTORS
Richard Robinson                          828,100(2)               100%          2,917,872(3)             17.4%
Rebeca M. Barrera                          --                   --                   6,287(4)                *
Helen V. Benham                            --                   --                 221,755(5)              1.4%
Frederic J. Bischoff                       --                   --                   6,890(6)                *
John Brademas                              --                   --                   6,502(4)                *
Ramon C. Cortines                          --                   --                   6,287(4)                *
Alonzo A. Crim                             --                   --                   3,502(4)                *
Charles T. Harris III                      --                   --                  11,153(4)                *
Andrew S. Hedden                           --                   --                   1,000                   *
Mae C. Jemison                             --                   --                   6,502(4)                *
Linda B. Keene**                           --                   --                       0                   0
Richard A. Krinsley                        --                   --                   7,296(7)                *
Peter M. Mayer                             --                   --                  13,000(8)                *
John G. McDonald                           --                   --                   6,502(4)                *
Olaf Olafson**                             --                   --                       0                   0
Augustus K. Oliver                         --                   --                   4,287(9)                *
Richard M. Spaulding                       --                   --                 139,115(10)               *

NAMED EXECUTIVE OFFICERS
Richard Robinson                          828,100(2)               100%          2,917,872(3)             17.4%
Barbara A. Marcus                          --                   --                 169,792(11)             1.1%
Deborah A. Forte                           --                   --                 190,692(12)             1.2%
David D. Yun                               --                   --                 100,456(13)               *
Kevin J. McEnery                           --                   --                 127,249(14)               *
All directors, director nominees
and executive officers as a
group (33 persons including
those named above)                        828,100(3)               100%          4,504,832(15)            25.1%

--------------------------------------------------------------------------------

*   Less than 1.0%

**  New nominee director standing for election at Annual Meeting

(1) Except as indicated in the notes below, each person named has sole voting and investment power with respect to the shares shown opposite his or her name.

(2) Includes 445,452 shares of Class A Stock held directly by Richard Robinson, 324,310 shares of Class A Stock owned by the Maurice R. Robinson Trust and 58,338 shares of Class A Stock owned by the Florence L. Robinson Trust. See the information with respect to Richard Robinson under "Principal Holders of Class A Stock and Common Stock" above. The shares of Class A Stock are convertible at the option of the holder into shares of Common Stock at any time on a share-for-share basis.

(3) Includes 828,100 shares of Common Stock issuable on conversion of the Class A Stock described in Note 2; 727,305 shares of Common Stock held directly by Richard Robinson; 257,076 shares of Common Stock under options exercisable by Mr. Robinson within 60 days; 9,681 shares of Common Stock with respect to which Mr. Robinson had voting rights at May 31, 1999 under the Scholastic Corporation 401(k) Savings and Retirement Plan (the "401(k) Plan"); 841,546 shares of Common Stock owned by the Maurice R. Robinson Trust; 175,000 shares of Common Stock owned by the Florence L. Robinson Trust; 3,797 shares of Common Stock for which Mr. Robinson is custodian under a separate custodial account for one of his sons; 820 shares of Common Stock owned directly by his sons; and 74,547 shares of Common Stock owned by the Richard Robinson and Helen Benham Charitable Fund. Does not include 142,591 of the shares of Common Stock beneficially owned by Helen V. Benham, an officer and director of the Company and the wife of Richard Robinson, as to which Mr. Robinson disclaims beneficial ownership.

(4) Includes options under which such director may purchase 6,000 shares of Common Stock within 60 days.

(5) Includes 130,486 shares of Common Stock held directly by Ms. Benham; 11,861 shares of Common Stock under options exercisable by her within 60 days; 244 shares of Common Stock with respect to which she had voting rights as of May 31, 1999 under the 401(k) Plan; 3,797 shares of Common Stock for which Ms. Benham is custodian under a separate custodial account for one of her sons; 820 shares of Common Stock owned directly by her sons; and 74,547 shares of Common Stock owned by the Richard Robinson and Helen Benham Charitable Fund. Excludes 2,838,708 of the shares of Common Stock beneficially owned by Richard Robinson, as to which Ms. Benham disclaims beneficial ownership.

(6) Includes options under which Mr. Bischoff may purchase 3,000 shares of Common Stock within 60 days. Does not include 2,100 shares of Common Stock owned by Mr. Bischoff's wife and 50 shares of Common Stock owned by Mr. Bischoff's daughter, as to which Mr. Bischoff disclaims beneficial ownership.

(7) Includes options under which such director may purchase 3,000 shares of Common Stock within 60 days.

(8) Includes 12,500 shares of Common Stock held directly by Mr. Mayer and 500 shares held through a pension plan in which he has an interest.

(9) Includes 1,287 shares of Common Stock held directly by Mr. Oliver and options under which he may purchase 3,000 shares of Common Stock within 60 days. Does not include 1,850 shares of Common Stock owned by Mr. Oliver's daughter, as to which Mr. Oliver disclaims beneficial ownership.

(10) Includes 100,279 shares of Common Stock held directly by Mr. Spaulding, 7,048 shares of Common Stock under options exercisable by him within 60 days and 31,788 shares of Common Stock for which Mr. Spaulding is custodian under separate custodial accounts for his children.

(11) Includes 168,897 shares of Common Stock under options exercisable by Ms. Marcus within 60 days and 895 shares of Common Stock with respect to which she had voting rights at May 31, 1999 under the 401(k) Plan.

(12) Includes 190,642 shares of Common Stock under options exercisable by Ms. Forte within 60 days.

(13) Includes 98,985 shares of Common Stock under options exercisable by Mr. Yun within 60 days and 1,471 shares of Common Stock with respect to which he had voting rights as of May 31, 1999 under the 401(k) Plan.

(14) Includes 3,000 shares of Common Stock held directly by Mr. McEnery, 123,383 shares of Common Stock under options exercisable by him within 60 days and 866 shares of Common Stock with respect to which Mr. McEnery had voting rights at May 31, 1999 under the 401(k) Plan.

(15) Includes an aggregate of 1,466,299 shares of Common Stock under options exercisable by members of the group within 60 days and 828,100 shares of Common Stock issuable on the conversion of Class A Stock into shares of Common Stock.

                             EXECUTIVE COMPENSATION

       The following table sets forth information regarding the cash compensation paid or accrued by the Company and its subsidiaries for services of the Chief Executive Officer and the four other most highly compensated executive officers of the Company in respect of the fiscal years ended May 31, 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                              ANNUAL                 COMPENSATION
                                           COMPENSATION                 AWARDS
                                                                      SECURITIES
      NAME AND PRINCIPAL          FISCAL                              UNDERLYING       ALL OTHER
           POSITION                YEAR      SALARY     BONUS (1)     OPTIONS(1)     COMPENSATION(2)
RICHARD ROBINSON                     1999    $642,308   $ 298,935              0         $13,325
Chairman of the Board,               1998    $600,000   $ 270,000        257,076         $13,229
President and CEO                    1997    $600,000   $       0              0         $12,030
BARBARA A. MARCUS                    1999    $510,574   $ 284,555              0          $6,405
EVP, Children's Book                 1998    $500,000   $ 187,500        105,897          $7,302
Publishing                           1997    $500,000   $       0              0          $7,927
DEBORAH A. FORTE                     1999    $477,693   $ 301,884(3)            0         $7,571
EVP; Division Head,                  1998    $315,000   $ 127,500        110,317          $7,274
Scholastic Entertainment             1997    $315,000   $       0         57,500          $5,926
DAVID D. YUN (4)                     1999    $365,385   $ 173,443              0        $308,192
President, Scholastic                1998    $288,462   $ 120,000         61,585          $6,669
Book Fairs                           1997    $280,000          $0              0          $1,740
KEVIN J. MCENERY                     1999    $352,385   $ 148,300              0          $8,099
EVP and CFO                          1998    $318,000   $ 119,250         70,833          $8,132
                                     1997    $318,000   $       0              0          $6,542

--------------------------------------------------------------------------------

(1) Fiscal 1998 stock option awards include July 15, 1997 grants in lieu of both cash bonuses for fiscal 1997 and base salary increases for fiscal 1998 with respect to Mr. Robinson, Ms. Marcus, Ms. Forte, Mr. Yun and Mr. McEnery, who received options to purchase 7,076 shares, 5,897 shares, 10,317 shares, 6,585 shares and 5,883 shares of Common Stock, respectively, in lieu of such cash bonuses and salary increases.

(2) Includes matching contributions made by the Company on behalf of Mr. Robinson, Ms. Marcus, Ms. Forte, Mr. Yun and Mr. McEnery in connection with their participation in the 401(k) Plan in fiscal 1999 of $4,850, $4,665, $5,831, $5,312 and $5,219, respectively, and life insurance premiums (including premiums paid for executive life coverage) paid by the Company in fiscal 1999 with respect to Mr. Robinson, Ms. Marcus, Ms. Forte, Mr. Yun and Mr. McEnery of $8,475, $1,740, $1,740, $2,880 and $2,880, respectively.

(3) Includes a $85,884 special bonus awarded to Ms. Forte in connection with the successful performance of the Company's television properties.

(4) Scholastic Inc. ("Scholastic"), a wholly-owned subsidiary of Scholastic Corporation, has an arrangement with David D. Yun, President of its Scholastic Book Fairs Division, covering the three fiscal years ending May 31, 2001, pursuant to which, in addition to Mr. Yun's annual base salary, currently at the rate of $400,000 per year, he will be entitled to (i) a bonus potential equal to 40% of his annual compensation in accordance with Scholastic's regular bonus program and (ii) additional bonus amounts of up to $300,000 in each of fiscal 1999 and 2000 and up to $600,000 in fiscal 2001 based on the achievement of specified profit goals for the Scholastic Book Fairs Division during each of such fiscal years, the aggregate amount of which will be payable at the end of such three year period, provided that Mr. Yun continues to be employed by Scholastic and a specified cumulative annual growth rate in profit of the Scholastic Book Fairs Division is achieved. Fiscal 1999 "All Other Compensation" includes $300,000 of accrued but upaid contingent compensation for fiscal 1999 under such arrangement. At the termination of his employment, Mr. Yun will be given a one-year consulting contract for compensation of $50,000.

AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND 1999 FISCAL YEAR-END OPTION
VALUES

       The following table sets forth information concerning individual exercised/unexercised options held by the named executives during the Company's 1999 fiscal year ended May 31, 1999.

                                                                                             VALUE OF
                                                                        NUMBER OF           UNEXERCISED
                                            SHARES                 UNEXERCISED OPTIONS     IN-THE-MONEY
                                           ACQUIRED       VALUE    AT FY-END (SHARES)         OPTIONS
                                          ON EXERCISE   REALIZED           (#)           AT FY-END ($)(1)
                  NAME                        (#)          ($)     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
Richard Robinson                             --            --             257,076/0        $2,921,681/$0
Barbara A. Marcus                           20,000      $ 718,465     167,647/6,250        $2,472,299/$0
Deborah A. Forte                            10,000      $ 193,275     165,642/39,375       $1,310,044/$0
David D. Yun                                 --            --          84,635/31,850     $974,301/$398,779
Kevin J. McEnery                             5,000        172,000     114,633/26,250     $889,565/$349,387

--------------------------------------------------------------------------------

(1) Based on per share closing price of $48.50 on May 28, 1999 as reported on the NASADQ-National Market System.

PENSION PLAN

       The named executives are entitled to benefits under the Company's defined benefit cash balance retirement plan, which became effective June 1, 1999 (the "Retirement Plan"), except Mr. Robinson who elected to continue participation in the Company's prior defined benefit retirement plan (the "Prior Plan").

       The Prior Plan provides participants with retirement benefits based upon career average compensation. These benefits are subject to limitations under the provisions of the Internal Revenue Code. Prior to June 1, 1999, each participant under the Prior Plan was required to contribute 3.0% of his or her basic annual compensation (excluding overtime pay, bonuses and other special compensation) in excess of $20,000. As of June 1, 1999, participant contributions are no longer required and the Company makes all required contributions under the Prior Plan. For periods after July 1, 1990, the benefit formula under the Prior Plan provides for an annual benefit payable at retirement equal to, for each year of credited service, 1.5% of that portion of participant's basic annual compensation up to $13,650, plus 2.0% of that portion of the participant's basic annual compensation in excess of $13,650. Participants in the Prior Plan become fully vested in their accrued benefits upon the earlier of the completion of five years of participation or attainment of age 65, payable upon retirement. At August 1, 1999, Richard Robinson had earned an estimated annual benefit payment under the Prior Plan of $62,251 payable upon retirement at age 65. At May 31, 1999, Ms. Marcus' and Mr. McEnery's earned estimated annual benefit payments under the Prior Plan were converted (effective June 1, 1999) to a cash balance account under the Retirement Plan. Ms. Forte and Mr.Yun elected not to participate in the Prior Plan.

       The Retirement Plan provides participants with retirement benefits based on monthly contributions and interest credits. Benefits under the Retirement Plan are subject to limitations under the provisions of the Internal Revenue Code. Individual participant contributions are not required under the Retirement Plan. The benefit formula under the Retirement Plan provides for an annual allocation by the Company to a participant's account, calculated as follows: for less than five years of service, 3.5% of the first $25,000 of annual base pay and 2.0% of the remainder; for five years but less than ten years of service, 4.5% of the first $25,000 of annual base pay and 3.0% of the remainder; for ten years of service but less than 20 years of service, 5.5% of the first $25,000 of annual base pay and 2.0% of the remainder; and for 20 years or more of service, 6.5% of the first $25,000 of annual base pay and 5% of the remainder. Interest on account balances is accrued monthly based on the average rate for one-year U.S. Treasury Bills plus 1.0%. Participants in the Retirement Plan become fully vested in their accrued benefits upon the earlier of the completion of five years of service or attainment of age 65. Vested retirement benefits are payable in the form of a lump-sum or annuity payment upon retirement, termination, death or disability. At August 1, 1999, Ms. Marcus, Ms. Forte, Mr. McEnery and Mr. Yun had earned estimated annual benefit payments under the Retirement Plan of $43,279, $360, $13,632 and $250, respectively.

THE HUMAN RESOURCES AND COMPENSATION
COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

       The Company's compensation program for its executive officers and other senior management is administered by the Human Resources and Compensation Committee (the "HRCC") of the Board of Directors.

       The HRCC believes that compensation for executive officers and other senior management should be determined according to a competitive framework based on financial performance of the Company, individual contributions, teamwork and business division or area results. Such factors are critical to enhancing the value and development of the Company's franchises which in turn builds shareholder value. In determining the compensation payable to the Company's executive officers, the HRCC seeks to achieve the following objectives through a combination of fixed and variable compensation:

- PAY COMPETITIVELY -- Provide a total compensation package that is consistent with competitive practices, enabling the Company to attract, motivate and retain qualified executives;

- PAY FOR PERFORMANCE -- Create a direct link between the aggregate compensation payable to each executive officer and the financial performance of the Company generally and the results of the specific business division or area for which the executive is responsible; and

- EXECUTIVES AS STOCKHOLDERS -- Link a portion of each executive officer's compensation opportunity directly to the value of the Company's Common Stock through the use of stock-based awards.

       The programs adopted in order to implement the HRCC's compensation philosophy and to reflect the Company's financial performance have been developed with the assistance of consultants and counsel. The HRCC periodically reviews its compensation practices in light of its compensation philosophy. Since fiscal 1997, the Company has increased variable compensation as part of the total compensation package. At the upcoming Annual Meeting, holders of the Class A Stock will be asked to approve the Scholastic Corporation Executive Performance Incentive Plan, a plan designed, among other things, to further link the performance of key executives with the Company's financial performance and growth.

       The Company has historically focused on stock options in the context of equity-based incentives. The HRCC, with the assistance of a consulting firm, reviewed the Company's general compensation philosophy and overall compensation programs, and during fiscal 1999 recommended two additional stock-based incentive programs. As a result of the HRCC's review and recommendation, the Board of Directors and the holders of the Company's Class A Stock approved the two related programs, the Scholastic Corporation Employee Stock Purchase Plan (the "ESPP") and the Scholastic Corporation Management Stock Purchase Plan (the "MSPP").

       The purpose of the ESPP is to encourage broad-based employee stock ownership and increase general employee interest in the Company. The ESPP is offered to U.S. employees generally, except executive officers of the Company who participate in the MSPP. The ESPP permits participating employees to purchase, through after-tax payroll deductions, the Company's Common Stock at a 15% discount from the lower of the fair market value of the Common Stock on the first or last business day of each fiscal quarter. The MSPP allows participants to use bonus payments on a tax deferred basis to make equity investments in the Company at a 15% discount. The Company anticipates implementing the MSPP, effective for fiscal 2001 bonus payments.

       BASE SALARY. In establishing each executive officer's base salary, the HRCC considers several factors, including individual performance, competitive market conditions for recruiting and retaining executive talent and changes in responsibilities.

       Base salaries are reviewed annually and generally approximate the level of competitive rates, as adjusted for individual performance. In determining base salaries, the HRCC's focus is on retaining and recruiting executive talent. Accordingly, the HRCC considers executive compensation of a broad group of companies in the publishing and entertainment fields, including the Company's direct competitors comprising the "Peer Group" used in the Stock Performance Graph in this proxy statement. During fiscal 1999, the Company entered into an employment arrangement with Mr. Yun to assure his continued retention, providing for, among other things, a minimum base salary, a target bonus and an additional three-year performance-based incentive award.

       During fiscal 1999, the base salaries of executive officers were generally increased in accordance with the foregoing practices. During fiscal 1999, Mr. Robinson received an 8.6% increase, raising his annual base salary to $700,000. This increase was the first increase Mr. Robinson received in two years, consistent with the Company's cost containment initiative.

       ANNUAL BONUS INCENTIVE. For fiscal 1999, the Company's annual bonus targets were established by the HRCC based on divisional and corporate performance. Bonus potentials for executive officers were set at amounts deemed appropriate for their current positions. Bonuses for the period were paid in August 1999. The HRCC awarded Mr. Robinson a bonus of $298,935 for fiscal 1999. This amount was determined in accordance with pre-established targets tied to Company's operating performance and earnings per share and reflects Mr. Robinson's leadership of the Company's continued turnaround during fiscal 1999.

       EQUITY-BASED INCENTIVES. Stock options historically have been the Company's form of equity-based incentives and its primary form of long-term incentive compensation. The HRCC grants stock options as part of executive compensation as a means to motivate superior performance and to directly link the economic interests of executives with those of stockholders. No options were granted to the named executive officers in fiscal 1999 because, as previously reported, Mr. Robinson, Ms. Marcus, Ms. Forte, Mr. Yun and Mr. McEnery were awarded at the end of the fourth quarter of fiscal 1998 options to purchase 125,000 shares, 50,000 shares, 50,000 shares, 20,000 shares and 30,000 shares of Common Stock, respectively, which the HRCC awarded as a significant portion of such officer's total compensation opportunity for fiscal 1999. In addition, the MSPP and the ESPP are designed to augment the Company's stock option program by providing participating employees with equity opportunities intended to further align their interests with the Company and its stockholders.

       During fiscal 1999, 85 individuals, seven of whom are executive officers, received stock option awards to purchase an aggregate of 296,000 shares of Common Stock under the Company's stock option plans. Consistent with the HRCC's goals, all option awards in fiscal 1999 were made at the fair market value of the Common Stock at the date of grant and vest in accordance with the Company's general practices. The size of an option award was based on the HRCC's subjective evaluation of a number of factors, including the level of responsibility of the individual, competitive market practice, past grants and other matters relating to an individual's performance and ability to influence corporate results. The HRCC believes that these awards are within the competitive range for awards made by the Company's competitors for executive talent. The actual grant of stock options is made by the Stock Option Committee of the Board of Directors, which is comprised solely of non-employee directors who are members of the HRCC.

       As previously reported, in September 1997 the HRCC established a long-term incentive plan for Mr. Robinson under which he receives options to purchase 125,000 shares of Common Stock for each of fiscal 1997, 1998, 1999 and 2000 at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant and vesting one year from the date of grant. Given the key importance of Mr. Robinson to the Company and his essential role in its management and operations, the HRCC believes that the establishment of the longer-term incentive program involving option grants to Mr. Robinson is in the best interests of the Company and its stockholders.

POLICY AS TO SECTION 162(M) OF THE CODE

       Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers, unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Company has undertaken to qualify substantial components of the incentive compensation it makes available to its executive officers for the performance exception to nondeductibility. Most equity based awards available for grant under the Company's equity compensation plans, and all of the equity based awards actually granted to executive officers, will so qualify. Amounts payable under the Company's Executive Performance Incentive Plan in the form submitted for approval by the holders of the Class A Stock should also be exempt from the application of Section 162(m) as performance based compensation. However, in appropriate circumstances, it may be necessary or appropriate to pay compensation or make incentive or retentive awards that do not meet the performance based exception and therefore may not be deductible by reason of Section 162(m).

       The HRCC is comprised of five voting outside directors, and one non-voting outside director, none of whom is an employee or former employee of the Company or a director of another corporation that requires specific disclosure of such relationship in the proxy statement.

                                           HUMAN RESOURCES AND COMPENSATION
                                           COMMITTEE

                                           John G. McDonald (Chairperson)
                                           Ramon C. Cortines
                                           Alonzo A. Crim
                                           Charles T. Harris III
                                           Andrew S. Hedden
                                           Mae C. Jemison

STOCK PRICE PERFORMANCE GRAPH

       The graph below provides an indicator of cumulative total stockholder returns for the Company for the period June 1, 1994 to May 31, 1999 compared with the NASDAQ Composite Index and a peer group. The peer group is comprised of the largest publicly traded companies which compete against the Company in its principal industry segment. The members of the peer group are as follows:
Harcourt General, Inc., Houghton Mifflin Co., The McGraw-Hill Companies and Reader's Digest Association, Inc.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                5/31/94    5/31/95    5/31/96    5/31/97    5/31/98    5/31/99
Scholastic        100.00     154.55     174.13      83.22     111.89     135.66
Nasdaq            100.00     117.60     169.13     190.47     241.96     336.04
Peer Group        100.00     112.01     127.27     130.43     167.40     162.95

                       MATTERS SUBMITTED TO STOCKHOLDERS
                   ELECTION OF DIRECTORS AND RELATED MATTERS

- SETTING THE NUMBER OF DIRECTORS

       The Board of Directors has recommended fixing at 13 the number of directors constituting the full Board of Directors until the next annual meeting. Proxies for the Class A Stock, unless otherwise directed, will be voted in favor of this recommendation.

RECOMMENDATION

       THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF CLASS A STOCK VOTE FOR FIXING AT 13 THE NUMBER OF DIRECTORS CONSTITUTING THE FULL BOARD OF DIRECTORS UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of the Class A Stock present and entitled to vote on this item at the Annual Meeting is required.

- ELECTION OF DIRECTORS

       The Board of Directors has designated the persons listed below under the sections captioned "Nominees for Election By Holders of Class A Stock" and "Nominees for Election by Holders of Common Stock" of this proxy statement for nomination to serve as directors of the Company until the next annual meeting and until their respective successors are elected and qualified, or until their earlier retirement, resignation or removal.

       Proxies are solicited in favor of the ten nominees to be elected by the holders of Class A Stock and the three nominees to be elected by the holders of Common Stock, and it is intended that the proxies will be voted for such nominees unless otherwise specified. Should any one or more of the nominees become unable to serve for any reason, unless the Board of Directors by resolution provides for a lesser number of directors, the persons named in the enclosed proxy will vote for the election of a substitute nominee or nominees. The Board of Directors has no reason to believe that any nominees will be unable to serve.

RECOMMENDATION

       THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF THE CLASS A STOCK VOTE FOR EACH OF THE TEN NOMINEES FOR ELECTION BY SUCH HOLDERS. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the holders of shares of the Class A Stock present and entitled to vote on this item at the Annual Meeting is required to elect the nominees.

       THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF COMMON STOCK VOTE FOR EACH OF THE THREE NOMINEES FOR ELECTION BY SUCH HOLDERS. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present and entitled to vote on this item at the Annual Meeting is required to elect the nominees.

NOMINEES FOR ELECTION BY HOLDERS OF CLASS A STOCK

                                                                                                DIRECTOR
NAME                        PRINCIPAL OCCUPATION OR EMPLOYMENT                        AGE        SINCE*
Richard Robinson            Chairman of the Board, President and Chief Executive          62         1971
                            Officer of the Company

Rebeca M. Barrera           President, National Latino Children's Institute,              52         1995
                            Austin, TX

Helen V. Benham             Corporate Vice President, Early Childhood Advisor of          49         1992
                            the Company

Charles T. Harris III       Managing Director, Goldman, Sachs & Co.,                      47         1996
                            New York, NY

Andrew S. Hedden            Partner, Coudert Brothers, New York, NY                       58         1991

Linda B. Keene              Vice President, Market Development, American Express          47           **
                            Financial Services, Minneapolis, MN

Mae C. Jemison              President, The Jemison Group, Inc., Houston, TX               42         1993

Augustus K. Oliver          Private Investor, Oliver Management, New York, NY             49         1995

Olaf Olafson                President, Advanta Corporation, Spring House, PA              37           **

Richard M. Spaulding        Executive Vice President of the Company                       62         1974

NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

                                                                                                DIRECTOR
NAME                        PRINCIPAL OCCUPATION OR EMPLOYMENT                        AGE        SINCE*
Ramon C. Cortines           Executive Director of the Pew Network for Standards-          67         1995
                            Based Reform at Stanford University, Stanford, CA

Peter Mayer                 President, The Overlook Press/Peter Mayer                     63         1999
                            Publishers, Inc., New York, NY

John G. McDonald            Professor of Finance, Graduate School of Business,            62         1985
                            Stanford University, Stanford, CA

--------------------------------------------------------------------------------

* The dates set forth above indicate the date such director was elected as a director of the Company or its predecessor entity.

**  New nominee director standing for election at Annual Meeting.

       RICHARD ROBINSON. Mr. Robinson has served as Chairman of the Board of the Company and/or Scholastic Inc. since 1982, as Chief Executive Officer since 1975 and as President since 1974. He has held various executive management and editorial positions with the Company since joining in 1962.

       REBECA M. BARRERA. Ms. Barrera has been the President of the National Latino Children's Institute since 1997. From 1990 to 1997, she was the Executive Director of Corporate Fund for Children, a non-profit organization dedicated to the strengthening of child and family programs through community resources. From 1981 to 1992, she was president of Ninos Group, Inc., a private corporation specializing in child care programs.

       HELEN V. BENHAM. Ms. Benham has been Corporate Vice President, Early Childhood Advisor of the Company since 1996 and Vice President and Publisher of the Early Childhood Division (1990 to 1996). Her other positions with the Company, since joining in 1974, include Editorial Director in the Classroom Magazine Division.

       RAMON C. CORTINES. Mr. Cortines has been Executive Director of the Pew Network for Standards-Based Reform at Stanford University since 1996. In the Spring of 1999, he was a Lecturer of Education at Harvard University. During 1998, he served as interim director of the Annenberg Institute for School Reform at Brown University. From March to August 1997, he was the acting Assistant Secretary for the office for Educational Research and Improvement. From February through August of 1993, he served as Assistant Secretary (designate) for Intergovernmental and Interagency Affairs and for Human Resources, United States Department of Education. From 1993 to 1995, he was Chancellor of the New York City Public School System. In December 1992, Mr. Cortines chaired a Department of Education transition team for then President-elect Bill Clinton. Since 1956, Mr. Cortines has served six school districts, including Superintendent of Schools for Pasadena (11 years), San Jose (two years) and San Francisco (6 years). Mr. Cortines is also a Trustee of The J. Paul Getty Trust and of Brown University and a member of the Board of Directors of Special Olympics International.

       ANDREW S. HEDDEN. Mr. Hedden has been a partner of the law firm of Coudert Brothers since 1975 and has been associated with the firm since 1968.

       CHARLES T. HARRIS III. Mr. Harris has been a managing director with the investment firm of Goldman Sachs & Co. since 1999 and a general partner from 1988 to 1996. He is a member of the Trustee Council of Phillips Exeter Academy, a trustee of the New Canaan Country School and a director and Chairman of the Alliance for Young Artists & Writers, Inc. Mr. Harris is also a director of the Georgia Gulf Corporation.

       MAE C. JEMISON. Dr. Jemison has been President of The Jemison Group, Inc. ("JG") since 1993. JG is a technology consulting company which applies and integrates science and advanced technology considering worldwide social and technological circumstances of the users. JG also advocates for science and technology literacy and education. Ms. Jemison is also a professor of environmental studies at Dartmouth College and directs the Jemison Institute for Advancing Technology in Developing Countries at Dartmouth College. From 1987 to 1993, she was an astronaut with the National Aeronautics and Space Administration (NASA) and was a member of the Space Shuttle Endeavor Flight in September 1992.

       LINDA B. KEENE. Ms. Keene has been Vice President of Market Development for American Express Financial Advisors since 1994. In this capacity she is responsible for marketing and business research, competitive analysis, advertising, brand development and seminar event marketing. From 1987 to 1994, she was with The Pillsbury Company, serving as Vice President of Marketing Services from 1992 to 1994. Her professional associations include memberships in the Executive Leadership Council, the National Black MBA Association and the National Association of Female Executives. Ms. Keene serves on the board of the YMCA of Metropolitan Minneapolis, The Executive Leadership Council, The Jeremiah Program and the American Express Minnesota Philanthropic Committee. She is also a director of The Huffy Corporation.

       JOHN G. MCDONALD. Professor McDonald joined the faculty of Stanford University Graduate School of Business, where he is the IBJ Professor of Finance, in 1968. Professor McDonald serves on the board of directors of Varian, Inc.; Plum Creek Timber Co.; TriNet Corp.; Golden State Vintners Group; and eight investment companies managed by Capital Research and Management Co. and affiliates. From January 1987 until January 1990, Professor McDonald was a member (and Vice Chairman in 1989-90) of the Board of Governors of the National Association of Securities Dealers, Inc.

       OLAF OLAFSON. Mr. Olafson has been President and director of Advanta Corporation ("Advanta") since March 1998 and December 1997, respectively. Advanta is a financial services company with approximately 3,000 employees and approximately $20 billion in managed and serviced assets. Advanta provides credit card and equipment leasing to businesses and insurance products, mortgages and deposit products to consumers. In addition, Advanta has a separate venture capital arm, Advanta Partners. From 1991 to 1996, Mr. Olafson was President, Chief Executive Officer and founder of Sony Interactive Entertainment, Inc., a business unit of Sony Corporation ("Sony"). In this capacity, he built and managed seven business units in the United States and Europe, and directed Sony's global entertainment software and hardware divisions, including Sony Computer Entertainment America, Sony Computer Entertainment Europe, Sony Interactive Software America, Sony Interactive Software Europe, Digital Audio Disc Corporation and other CD-ROM manufacturing units. Mr. Olafson joined Sony in 1987 and is responsible for the introduction of the Sony Playstation. He is also the author of several novels.

       AUGUSTUS K. OLIVER. Mr. Oliver has been a private investor with Oliver Management (and predecessor entities) since 1995. From 1984 to 1995, he was a partner at the investment banking and management firm of Gollust, Tierney and Oliver, and from 1975 to 1984, he practiced law with the firm of Skadden, Arps, Slate, Meagher and Flom, becoming a partner in 1983. Mr. Oliver is the grandson of a former Chairman of the Board of Directors of Scholastic Inc.

       PETER MAYER. Mr. Mayer has been President of The Overlook Press/Peter Mayer Publishers, Inc. since 1997. From 1978 to 1996, he was Chairman of the Board and Chief Executive Officer of the Penguin Group Companies, overseeing its operations in the United States, the United Kingdom, Canada, Australia, New Zealand, Holland and India. From 1976 to 1978, he was President and Publisher of Pocket Books. He has also served as Editor-in-Chief, Publisher and President of Avon Books. In 1996, Mr. Mayer was awarded the Chevalier and Officier of the Order des Arts et des Lettres by the French Ministry of Culture and the Foundation of Publishers' and Booksellers' Association's India Award for Outstanding Contribution to International Publishing. In 1995, he was the recipient of the Literary Marketplace Person of the Year Award (New York City) as the Most Distinguished Publisher of 1995.

       RICHARD M. SPAULDING. Mr. Spaulding has served as Executive Vice President of the Company and/or Scholastic Inc. since 1974. He has held various executive management positions with the Company since joining in 1960.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

       Five meetings of the Board of Directors were held during the 1999 fiscal year. All incumbent directors attended 75% or more of the aggregate of such meetings and of the meetings held by all standing committees of the Board of which they were a member.

       The following are the current members and functions of the standing committees of the Board of Directors.

       EXECUTIVE COMMITTEE. Richard Robinson (Chairperson), Frederic J. Bischoff, Charles T. Harris III, Andrew S. Hedden, Richard A. Krinsley, Augustus
K. Oliver and Richard M. Spaulding are the members of the Executive Committee. In the intervals between meetings of the Board of Directors, the Executive Committee is authorized to exercise, with certain exceptions, all of the powers of the Board in the management of the business and affairs of the Company. All action taken by the Executive Committee is submitted for ratification by the Board of Directors. The Executive Committee held one meeting during the fiscal year ended May 31, 1999.

       AUDIT COMMITTEE. Augustus K. Oliver (Chairperson), Frederic J. Bischoff and Andrew S. Hedden are the members of the Audit Committee. The functions performed by the Audit Committee include reviewing with the independent auditors their audit plan and the results of their audit (including their recommendations regarding internal controls), recommending to the Board of Directors the accounting firm to act as independent auditors for the upcoming fiscal year, reviewing the Company's financial accounting policies and decisions and reporting thereon to the Board prior to the issuance of annual financial statements and exercising general oversight over the Company's system of internal accounting controls. In addition, members of the Audit Committee review any non-audit services to be performed by the independent auditors and consider the possible effects of such services on the auditors' independence. The Audit Committee held three meetings during the fiscal year ended May 31, 1999.

       FIDUCIARY COMMITTEE. Richard M. Spaulding (Chairperson), Andrew S. Hedden, John G. McDonald and Augustus K. Oliver are the members of the Fiduciary Committee. This committee is responsible for recommending to the Board policies relating to the Retirement Income Plan for Employees of Scholastic Corporation and the Scholastic Corporation 401(k) Savings and Retirement Plan and making recommendations concerning the powers which the Board has reserved to itself under the Plans. The Fiduciary Committee held three meetings during the fiscal year ended May 31, 1999.

       HUMAN RESOURCES AND COMPENSATION COMMITTEE. John G. McDonald (Chairperson), Ramon C. Cortines, Alonzo A. Crim, Charles T. Harris III, Andrew
S. Hedden (non-voting member) and Mae C. Jemison are the members of the Human Resources and Compensation Committee. This committee has the responsibility for setting the compensation of the Chief Executive Officer and reviewing the recommendations of the Chief Executive Officer for compensation of corporate officers prior to approval by the Board. In addition, the names of all other staff members whose salaries are $100,000 or more per annum are made available to the Human Resources and Compensation Committee, together with such other data on employee compensation as is appropriate to enable the Human Resources and Compensation Committee to evaluate the Company's overall compensation plans and practices as a separate company and competitively within the industry. This committee also reviews the Company's Human Resource and Diversity Programs. This committee held three meetings during the fiscal year ended May 31, 1999.

       NOMINATING COMMITTEE. Ramon C. Cortines (Chairperson), Rebeca M. Barrera, Charles T. Harris III and Mae C. Jemison are the members of the Nominating Committee. The functions of the Nominating Committee are to identify and recommend to the Board of Directors, through the Proxy Committee, candidates for election as directors and any changes it believes desirable in the size and composition of the Board, and to also recommend to the Board of Directors committee structure and membership and fees to be paid to directors for service on the Board and on Board committees. The Nominating committee held two meetings during the fiscal year ended May 31, 1999. The Nominating

Committee would be pleased to receive suggestions from stockholders about persons it should consider recommending as possible members of the Board of Directors. Any such suggestions should be sent to the Nominating Committee of the Board of Directors, Scholastic Corporation, 555 Broadway, New York, New York 10012.

       STOCK OPTION COMMITTEE. John G. McDonald (Chairperson), Charles T. Harris III and Andrew Hedden (non-voting member) are the members of the Stock Option Committee. The Stock Option Committee administers the Company's 1992 Stock Option Plan and the 1995 Stock Option Plan. This committee held five meetings during the fiscal year ended May 31, 1999.

       PUBLISHING AND PROGRAM COMMITTEE.  Mae C. Jemison (Chairperson), Rebeca
M. Barrera, John Brademas, Alonzo A. Crim and Richard A. Krinsley are members of the Publishing and Program Committee. The Publishing and Program Committee reviews and advises management of the Company on the strategic development of properties and programs. This committee held three meetings during the fiscal year ended May 31, 1999.

DIRECTOR COMPENSATION

       For the fiscal year ended May 31, 1999, each non-employee director of the Company was paid a cash annual retainer of $25,000 for his or her services as a director and a $1,500 chairperson fee if he or she chaired a committee. The Company reimburses directors for travel, lodging and related expenses they may incur in connection with their services as directors.

       Under the terms of the Outside Directors' Stock Option Plan, as amended (the "1997 Directors' Plan"), each non-employee director is automatically granted, on January 7 of each year (or, if not a business day, the next succeeding business day), an option to purchase 3,000 shares of the Company's Common Stock at a purchase price per share equal to the fair market value of a share of Common Stock on the date of grant. On January 7, 1999, non-employee directors (other than Andrew S. Hedden, who declined his award) were each granted options to purchase 3,000 shares of Common Stock at an exercise price of $56.94. The options vest one year from the date of grant and expire on January 7, 2009.

       Under the terms of the Directors' Deferred Compensation Plan, as amended, directors are permitted to defer 50% or 100% of their cash retainers and meeting fees. Deferred amounts accrue interest at a rate equal to the 30-year treasury bill rate and are paid in cash, upon the later of termination from Board service or age 62, unless paid earlier due to death, disability, change of control of the Company or severe financial hardship. Three directors have chosen to have 100% of their director's compensation deferred and one director has chosen to have 50% of such compensation deferred. For the fiscal year ended May 31, 1999, the Company recorded $19,724 in accrued interest expense under this plan.

CERTAIN TRANSACTIONS AND CERTAIN RELATIONSHIPS

       Andrew S. Hedden is a partner of the law firm of Coudert Brothers, which has provided legal services to the Company in the past and is expected to continue to do so in the future.

       From time to time, the Company receives investment banking services from Goldman, Sachs & Co., of which Charles T. Harris III is a managing director.

       There are no family relationships among the directors and executive officers of the Company, except for Richard Robinson and Helen V. Benham who are directors and executive officers of the Company and husband and wife.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

       The Audit Committee has recommended to the Board of Directors the selection of Ernst & Young LLP ("Ernst & Young") to be the independent auditors of the Company for the fiscal year ending May 31, 2000. Ernst & Young has acted as independent auditors for the Company and its predecessors since 1938. This selection will be submitted for ratification at the Annual Meeting. Representatives of Ernst & Young will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the holders of Class A Stock do not elect to ratify the appointment of Ernst & Young, the selection of independent auditors will be reconsidered by the Audit Committee.

       During the fiscal year ended May 31, 1999, Ernst & Young served as the Company's independent auditors. It is the belief of the Audit Committee that the financial relationship between the Company and its independent auditors should be fully disclosed to the stockholders. The fees and expenses for audit services provided by Ernst & Young to the Company and its domestic and foreign subsidiaries with respect to the fiscal year ended May 31, 1999 were approximately $950,000. This fee includes approximately $390,000 (41%) of total fees and expenses in connection with certain non-audit services provided to the Company, which were related primarily to tax and financial accounting advice on various proposed transactions, tax return preparation and to general accounting assistance.

RECOMMENDATION

       THE BOARD OF DIRECTOR RECOMMENDS THAT HOLDERS OF THE CLASS A STOCK RATIFY THE SELECTION OF ERNST & YOUNG LLP TO BE THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MAY 31, 2000. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares of the Class A Stock present and entitled to vote on this item at the Annual Meeting is required to ratify the selection.

                    DIRECTORS' PROPOSAL TO APPROVE AND ADOPT
                           THE SCHOLASTIC CORPORATION
                      EXECUTIVE PERFORMANCE INCENTIVE PLAN

       Upon the recommendation of the Human Resources and Compensation Committee, the Board of Directors has unanimously approved and is submitting to the holders of Class A Stock, for their consideration, the Scholastic Corporation Executive Performance Incentive Plan.

DESCRIPTION OF PLAN

       The Scholastic Corporation Executive Performance Incentive Plan (the "EPIP"), if approved by holders of the Class A Stock, will be effective as of June 1, 1999 and will provide for annual incentive payments to key employees of the Company, its subsidiaries or its parent, if any (as defined in the EPIP) based upon the performance of the Company (or a subsidiary, parent, division, operational unit or administrative department of the Company, subsidiary or parent). The Company's compensation programs are based on a pay-for-performance philosophy. A central element of this philosophy is to link aggregate compensation payable to key employees and the financial performance of the Company generally, as well as the results of the specific business division, unit or department for which the employee is responsible. The EPIP is intended to further enhance this direct linkage between performance and compensation for key employees of the Company by focusing on overall corporate growth and performance as well as on divisional or unit growth and performance.

       Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers. The Company intends to structure awards under the EPIP so that compensation resulting therefrom would be qualified "performance based compensation" eligible for continued deductibility pursuant to Section 162(m). To qualify for such compensation and to preserve the tax deductibility of such compensation under Section 162(m), the Company is seeking approval of the EPIP and the material terms of the performance goals applicable to the EPIP.

       No individual may receive for any fiscal year an amount under the EPIP which exceeds $2,000,000.

       The Board of Directors recommends approval of the EPIP. The following description of the EPIP is a summary and is qualified in its entirety by reference to the EPIP, a copy of which is attached as Appendix I to this proxy statement.

PLAN ADMINISTRATION

       The EPIP will be administered by the Human Resources and Compensation Committee or a subcommittee thereof (the "HRCC") which is intended to consist entirely of non-employee directors who meet the criteria of "outside director" under Section 162(m) of the Code. The HRCC will select the key employees of the Company eligible to receive awards and the target pay-out levels and performance targets for such employees. The HRCC will certify the level of attainment of performance targets following the end of each fiscal year.

PERFORMANCE CRITERIA

       Participants in the EPIP will be eligible to receive annual cash performance awards based on attainment by the Company (or a subsidiary, parent, division, operational unit or administrative department of the Company, subsidiary or parent) of specified performance goals to be established for the participants by the HRCC for each fiscal year. The performance awards will be payable as soon as administratively feasible following the end of the fiscal year with respect to which the payments relate, but only after the HRCC certifies that the relevant performance goals have been attained. A participant and the Company may agree to defer all or a portion of a performance award in a written agreement in accordance with any deferred compensation program in effect applicable to such participant. Any such deferred performance award will not increase (between the date on which it is credited to any deferred compensation program and the payment date) by a measuring factor for each fiscal year greater than the interest rate on thirty year Treasury Bonds on the first business day of such fiscal year compounded annually.

       Section 162(m) of the Code requires that performance awards be based upon objective performance measures. Under the terms of the EPIP, performance goals will be based on one or more of the following criteria with regard to the Company (or a subsidiary, parent, division, operational unit or administrative department of the Company, subsidiary or parent): (i) earnings per share; (ii) the performance of any subsidiary, parent, division, operational unit or administrative department of the Company, a subsidiary or a parents whether measured by revenues, net profit, net income, operating income or any combination of any or all of the foregoing; (iii) reduction of or other specified objectives with regard to limiting all or a portion of controllable expenses or costs or other expenses or costs of the Company, subsidiary, parent, division, operational unit or administrative department; (iv) growth in revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (v) after-tax or pre-tax profits; (vi) the fair market value of the shares of the Company's common stock; (vii) the growth in the value of an investment in the Company's common stock; (viii) return on capital employed or return on invested capital;
(ix) after-tax or pre-tax return on stockholders' equity; (x) economic value added targets based on a cash flow return on investment formula; (xi) operational cash flow; and (xii) the reduction of or other specified objective with regard to limiting the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company. In addition, such performance goals may be based upon the attainment of specified levels of the Company's (or a subsidiary, parent, division, operational unit or administrative department of the Company, subsidiary or parent) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under the Code, the HRCC may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

TERM AND AMENDMENT OF THE EPIP

       The EPIP, if approved by holders of the Class A Stock, will be effective for all fiscal years beginning on and after June 1, 1999. The EPIP may be amended or discontinued by the Board of Directors at any time. However, approval by the holders of the Class A Stock is required for an amendment that: increases the maximum payment which may be made to any individual for any fiscal year above the dollar limit specified above and in the EPIP, materially alters the business criteria on which performance goals are based, increases the maximum annual measuring factor for deferred amounts, changes the class of eligible employees or otherwise requires stockholder approval under Code Section 162(m).

       The EPIP is not subject to any of the requirements of ERISA nor is it intended to be qualified under Section 401(a) of the Code.

RECOMMENDATION

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF CLASS A STOCK VOTE FOR APPROVAL AND ADOPTION OF THE SCHOLASTIC CORPORATION EXECUTIVE PERFORMANCE INCENTIVE PLAN. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares of Class A Stock present and entitled to vote on this item at the Annual Meeting is required to approve the EPIP.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

       A proposal by a stockholder for inclusion in the Company's proxy statement and form of proxy for the 2000 annual meeting of stockholders must be received by the Company at 555 Broadway, New York, New York 10012-3999,
Attention: Charles B. Deull, Senior Vice President, Legal and Business Affairs and Secretary, on or before April 26, 2000 in order to be eligible for inclusion. A proposal by a shareholder submitted outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934 must be received by the Company at the above address on or before July 10, 2000, or it will be considered untimely.

                                 OTHER MATTERS

       The Board of Directors of the Company is not aware of any other matters to come before the Annual Meeting. If any other matter should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

                                             By Order of the Board of Directors
                                             Charles B. Deull
                                             Senior Vice President and Secretary

                                                                      APPENDIX I

                             SCHOLASTIC CORPORATION
                      EXECUTIVE PERFORMANCE INCENTIVE PLAN

1.  PURPOSE

       The purpose of this Plan is to attract, retain and motivate key employees by providing annual cash performance awards to designated key employees of the Company, its Parent and its Subsidiaries. This Plan is intended to establish a clear link between performance and the level of awards paid to such designated key employees with a focus on overall corporate growth and performance as well as on divisional or unit growth and performance. This Plan is effective as of June 1, 1999, subject to approval by the stockholders of the Company entitled to vote thereon in accordance with the laws of the State of Delaware.

2.  DEFINITIONS

       Unless the context otherwise requires, the words which follow shall have the following meaning:

       (a) "Award"--shall mean the total annual Performance Award as determined under the Plan.

       (b) "Board"--shall mean the Board of Directors of the Company.

       (c) "Change in Control of the Company"--shall have the meaning set forth in the Participant's employment agreement (if any) or other written agreement approved by the Committee (if any).

       (d) "Code"--shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

       (e) "Code Section 162(m)"--shall mean the exception for performance-based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

       (f) "Company"--shall mean Scholastic Corporation and any successor by merger, consolidation or otherwise.

       (g) "Committee"--shall mean the Human Resources and Compensation Committee of the Board (or subcommittee thereof) or such other Committee of the Board that is appointed by the Board all of whose members shall be "outside directors," as defined under Code Section 162(m).

       (h) "Individual Target Award"--shall mean the targeted performance award for a Plan Year specified by the Committee as provided in Section 5 hereof.

       (i) "Parent"--shall mean, other than the Company, (i) any corporation in an unbroken chain of corporations ending with the Company which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain or (ii) any corporation or trade or business (including, without limitation, a partnership or limited liability company) which controls fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest) of the Company.

       (j) "Participant"--shall mean an employee of the Company, the Parent or a Subsidiary selected, in accordance with Section 4 hereof, to be eligible to receive an Award in accordance with this Plan.

       (k) "Performance Award"--shall mean the amount paid or payable under
             Section 6 hereof.

       (l) "Plan"--shall mean this Scholastic Corporation Executive Performance Incentive Plan.

       (m) "Plan Year"--shall mean the fiscal year of the Company.

       (n) "Subsidiary"--shall mean, other than the Company, (i) any corporation in an unbroken chain of corporations beginning with the Company which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation or trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries; or (iii) any other entity in which the Company or any of its Subsidiaries has a material equity interest and which is designated as a "Subsidiary" by resolution of the Committee.

3.  ADMINISTRATION AND INTERPRETATION OF THE PLAN

       The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) approve the designation of eligible Participants; (iii) set the performance criteria for Awards within the Plan guidelines; (iv) certify attainment of performance goals and other material terms; (v) reduce Awards as provided herein; (vi) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (vii) adopt, amend and rescind rules and regulations relating to the Plan; and (viii) make all other determinations and take all other actions necessary or desirable for the Plan's administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect, but only to the extent any such action would be permitted under Code
Section 162(m).

       Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the senior management of the Company. The Plan is intended to comply with Code Section 162(m), and all provisions contained herein shall be limited, construed and interpreted in a manner to so comply.

4.  ELIGIBILITY AND PARTICIPATION

       (a) For each Plan Year, the Committee shall select the employees of the Company, its Parent and Subsidiaries who are to participate in the Plan from among the key employees of the Company, its Parent and Subsidiaries.

       (b) No person shall be entitled to any Award under this Plan for any Plan Year unless he or she is so designated as a Participant for that Plan Year. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Code Section 162(m).

5.  INDIVIDUAL TARGET AWARD

       For each Participant for each Plan Year, the Committee may specify a targeted performance award. The Individual Target Award may be expressed, at the Committee's discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for an employee for a Plan Year shall not imply or require that the same level Individual Target Award (if any such award is established by the Committee for the relevant employee) be set for any subsequent Plan Year. At the time the Performance Goals are established (as provided in subsection 6.2 below), the Committee shall prescribe a formula to determine the percentages (which may be greater than one-hundred percent (100%)) of the Individual Target Award which may be payable based upon the degree of attainment of the Performance Goals during the Plan Year. Notwithstanding anything else herein, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant's Individual Target Award (or attained percentage thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce an Award earned based on achievement of the applicable Performance Goals shall be permitted for the Plan Year in which a Change in Control of the Company occurs, or during such Plan Year with regard to the prior Plan

Year if the Awards for the prior Plan Year have not been made by the time of the Change in Control of the Company, with regard to individuals who were Participants at the time of the Change in Control of the Company. If a Participant does not have an employment agreement or other written agreement approved by the Committee which defines Change in Control, the foregoing provision and any other provision of this Plan relating to Change in Control shall not apply to such Participant.

6.  PERFORMANCE AWARD PROGRAM

    6.1 PERFORMANCE AWARDS. Subject to Section 7 herein, each Participant is eligible to receive up to the achieved percentage of their Individual Target Award for such Plan Year (or, subject to the last sentence of Section 5, such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the objective Performance Goals established pursuant to subsection 6.2 and the formula established pursuant to Section 5. Except as specifically provided in Section 7, no Performance Award shall be made to a Participant for a Plan Year unless the minimum Performance Goals for such Plan Year are attained.

    6.2 OBJECTIVE PERFORMANCE GOALS, FORMULAE OR STANDARDS (THE "PERFORMANCE GOALS"). The Committee shall establish the objective performance goals, formulae or standards and the Individual Target Award (if any) applicable to each Participant or class of Participants for a Plan Year in writing prior to the beginning of such Plan Year or at such later date as permitted under Code
Section 162(m) and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Code Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Code Section 162(m) or otherwise violate Code Section 162(m), such provision shall be of no force or effect. These Performance Goals shall be based on one or more of the following criteria with regard to the Company (or a Subsidiary, Parent, division, operational unit or administrative department of the Company, Subsidiary or Parent): (i) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (ii) the performance of any Subsidiary, Parent, division, operational unit or administrative department of the Company, a Subsidiary or a Parent whether measured by revenues, net profit, net income, operating income or any combination of any or all of the foregoing (any or all of which may be measured without regard to extraordinary items); (iii) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs of the Company, Subsidiary, Parent, division, operational unit or administrative department; (iv) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (v) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (vi) the attainment of certain target levels in the fair market value of the shares of the Company's common stock; (vii) the growth in the value of an investment in the Company's common stock assuming the reinvestment of dividends; (viii) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital; (ix) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders' equity; (x) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (xi) the attainment of certain target levels of, or a specified increase in, operational cash flow; and (xii) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee. For purposes of items (ii) and (iv) above, "extraordinary items" shall mean all items of gain, loss or expense for the Plan Year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.

       In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or Subsidiary, Parent, division, operational unit or administrative department of the Company, Subsidiary or Parent) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Code Section 162(m), but only to the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

    6.3 MAXIMUM NONDISCRETIONARY AWARD. The maximum Performance Award payable to a Participant for any Plan Year is $2,000,000.

    6.4 PAYMENT DATE; COMMITTEE CERTIFICATION. The Performance Awards will be paid as soon as administratively feasible after the Plan Year in which they are earned, but not before the Committee certifies in writing that the Performance Goals specified (except to the extent permitted under Code Section 162(m) and provided in Section 7 with regard to death, disability or Change in Control of the Company or certain other termination situations) pursuant to subsection 6.2 were, in fact, satisfied, except as may otherwise be agreed by a Participant and the Company in a written agreement executed prior to the beginning of the Plan Year to which the Performance Award relates in accordance with any deferred compensation program in effect applicable to such Participant. The Committee shall use its best efforts to make a determination with regard to satisfaction of the Performance Goals within two and one-half (2 1/2) months after the end of each Plan Year. Any Performance Award deferred by a Participant shall not increase (between the date on which the Performance Award is credited to any deferred compensation program applicable to such Participant and the payment date) by a measuring factor for each Plan Year greater than the interest rate on thirty (30) year Treasury Bonds on the first business day of such Plan Year compounded annually, as elected by the Participant in the deferral agreement. The Participant shall have no right to receive payment of any deferred amount until he or she has a right to receive such amount under the terms of the applicable deferred compensation program.

7.  EMPLOYMENT ON AWARD DATE GENERALLY REQUIRED FOR AWARD

       No Award shall be made to any Participant who is not an active employee of the Company, its Parent or one of its Subsidiaries or affiliates on the date Awards for the Plan Year are generally paid to Participants; PROVIDED, HOWEVER, that the Committee, in its sole and absolute discretion, may make Awards to Participants for a Plan Year in circumstances that the Committee deems appropriate including, but not limited to, a Participant's death, disability, retirement or other termination of employment during such Plan Year and the Committee shall be required to make at least a pro-rata Award through the date of a Change in Control of the Company to each Participant who is a Participant at the time of such Change in Control of the Company. All such Awards shall be based on achievement of the Performance Goals for the Plan Year, except that, to the extent permitted under Code Section 162(m), in the case of death, disability or Change in Control of the Company during the Plan Year (or such other termination situations as permitted under Code Section 162(m)) an amount equal to or less than the Individual Target Awards may be made by the Committee either during or after the Plan Year without regard to actual achievement of the Performance Goals. Furthermore, upon a Change in Control of the Company the Committee may, in its sole discretion but only to the extent permitted under Code Section 162(m), make an award (payable immediately) equal to a pro-rata portion (through the date of the Change in Control of the Company) of the Individual Target Award payable upon achieving, but not surpassing, the Performance Goals for the relevant Plan Year. Any such immediate pro-rata payment shall reduce any other Award made for such Plan Year under this Plan by the amount of the pro-rata payment.

8.  NON-ASSIGNABILITY

       No Award under this Plan nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.  NO RIGHT TO EMPLOYMENT

       Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company, its Parent, or one of its Subsidiaries or affiliates nor affect the right of the Company, its Parent or any of its Subsidiaries or affiliates to terminate the employment of any Participant.

10. AMENDMENT OR TERMINATION

       The Board (or a duly authorized committee thereof) may, in its sole and absolute discretion, amend, suspend or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, that no such amendment shall, without the prior approval of the stockholders of the Company entitled to vote thereon in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) materially alter the Performance Goals as set forth in subsection 6.2; (ii) increase the maximum amount set forth in subsection 6.3 and the interest factor under subsection 6.4, except to the extent permitted under Code Section 162(m) to substitute an approximately equivalent rate in the event that the thirty (30) year Treasury Bond rate ceases to exist; (iii) change the class of eligible employees set forth in Section 4(a); or (iv) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant's right to receive payment of an Award for a Plan Year otherwise payable hereunder.

11. SEVERABILITY

       In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12. WITHHOLDING

       The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

13. GOVERNING LAW

       This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

                             SCHOLASTIC CORPORATION

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 15, 1999

  (THE SOLICITATION OF THIS PROXY IS MADE OF BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints RICHARD ROBINSON and ANDREW S. HEDDEN, or each of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Scholastic Corporation to be held at 555 Broadway, New York, New York, on Wednesday, September 15, 1999, at 9:00 A.M. local time, and at any adjournment thereof and to vote the shares of Class A Stock the undersigned would be entitled to vote if personally present.


                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                   PLEASE DATE, SIGN AND MAIL THIS PROXY TODAY

                             SCHOLASTIC CORPORATION

               ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 15, 1999

IN THE ABSENCE OF SPECIFIC DIRECTIONS NOTED BELOW, IT IS UNDERSTOOD THAT THE UNDERSIGNED'S SHARES OF CLASS A STOCK WILL BE VOTED IN FAVOR OF MATTERS 1,2,3 AND 4.

CLASS A STOCK

Ballot No.  _________                       _________________________________
                                             Shareholder Name (Please Print)
No. of Shares  ______


                                     BALLOT

         The undersigned hereby votes the above number of shares of Class A Stock of Scholastic Corporation as follows:

1.       Upon the proposal to fix the number of the Board of Directors at 13:

         FOR __________    AGAINST __________         ABSTAIN __________

2.       Upon the election of 10 directors as follows:

                                            FOR                     AGAINST

               Richard Robinson          _________                  _________

               Rebeca M. Barrera         _________                  _________

               Helen V. Benham           _________                  _________

               Charles T. Harris III     _________                  _________

               Andrew S. Hedden          _________                  _________

               Linda B. Keene            _________                  _________

               Mae C. Jemison            _________                  _________

               Olaf Olaffson             _________                  _________

               Augustus K. Oliver        _________                  _________

               Richard M. Spaulding      _________                  _________

3. Upon the proposal to ratify the appointment of Ernst & Young as independent auditors for the fiscal year ending May 31, 2000:

         FOR __________    AGAINST __________        ABSTAIN __________


4. Upon the proposal to approve the Scholastic Corporation Executive Performance Incentive Plan.


         FOR __________    AGAINST __________        ABSTAIN __________

5. In their discretion the proxies will vote upon such other matters as may be properly come before the meeting and as may properly be voted upon by the holders of Common Stock.





Signature(s): ______________________________________   Date:________________




Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Please mark your vote as indicated in this example  X
                                                   ---

                             SCHOLASTIC CORPORATION

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 15, 1999

  (THE SOLICITATION OF THIS PROXY IS MADE OF BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints RICHARD ROBINSON and ANDREW S. HEDDEN, or each of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Scholastic Corporation to be held at 555 Broadway, New York, New York, on Wednesday, September 15, 1999, at 9:00 A.M. local time, and at any adjournment thereof and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present.


                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                   PLEASE DATE, SIGN AND MAIL THIS PROXY TODAY





                              FOLD AND DETACH HERE

                             SCHOLASTIC CORPORATION

IN THE ABSENCE OF SPECIFIC DIRECTIONS NOTED BELOW, IT IS UNDERSTOOD THAT THE UNDERSIGNED'S SHARES OF COMMON STOCK WILL BE VOTED IN FAVOR OF MATTER NO. 1.


Please mark your vote as indicated in this example  X
                                                   ---

1. Proposal to elect Ramon C. Cortines, Peter M. Mayer and John G. McDonald as directors:

                                      For  / /             Against  / /


If you wish to vote for the election of directors and withhold authority to vote for any of the individual nominees, enter the names of such nominees below.


_____________________________________________________________


2. In their discretion the proxies will vote upon such other matters as may be properly come before the meeting and as may properly be voted upon by the holders of Common Stock.






Signature(s): ______________________________________   Date:________________

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             SCHOLASTIC CORPORATION

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 15, 1999
            SCHOLASTIC CORPORATION 401(K) SAVINGS AND RETIREMENT PLAN

                                    IMPORTANT

                           PLEASE COMPLETE AND RETURN
  (THE SOLICITATION OF THIS PROXY IS MADE OF BEHALF OF THE BOARD OF DIRECTORS)

The enclosed Notice of the 1999 Annual Meeting of Stockholders and Proxy Statement are being provided to you as a participant in the Scholastic Corporation 401(k) Savings and Retirement Plan. Participants who had funds invested in the Scholastic Corporation Common Stock Fund on August 5, 1999, the record date for the 1999 Annual Meeting of Stockholders, may instruct the Trustee how to vote all full and fractional shares attributable to their account by completing the reverse side of this card and returning it by September 6, 1999.

Scholastic Corporation urges you to complete, date, sign, and return this confidential voting instruction card TODAY.


                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                   PLEASE DATE, SIGN AND MAIL THIS PROXY TODAY





                              FOLD AND DETACH HERE

                             SCHOLASTIC CORPORATION

               ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 15, 1999

IN THE ABSENCE OF SPECIFIC DIRECTIONS NOTED BELOW, IT IS UNDERSTOOD THAT THE UNDERSIGNED'S SHARES OF COMMON STOCK WILL BE VOTED IN FAVOR OF MATTER NO. 1.


Please mark your vote as indicated in this example  X
                                                   ---

1. Proposal to elect Ramon C. Cortines, Peter M. Mayer and John G. McDonald as directors:

                                    For  / /          Against  / /


If you wish to vote for the election of directors and withhold authority to vote for any of the individual nominees, enter the names of such nominees below.



_____________________________________________________________


2. In their discretion the proxies will vote upon such other matters as may be properly come before the meeting and as may properly be voted upon by the holders of Common Stock.






Signature(s): ______________________________________   Date:________________

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.